SPM GROUP, INC. 8-K

                 U. S. Securities and Exchange Commission
                        Washington, D. C. 20549

                             FORM 8-K

         CURRENT REPORT UNDER SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported)
                          October 30, 2000


                    Commission File No. 0-9410

                        SPM Group, Inc.
          (Name of Small Business Issuer in its Charter)

              Colorado                      83-0233011
   (State or Other Jurisdiction of     (I.R.S. Employer I.D. No.)
    incorporation or organization)

                  5882 South 900 East, Suite 202
                     Salt Lake City, UT 84121
            (Address of Principal Executive Offices)

            Issuer's Telephone Number: (801)269-9500

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
(1)  Yes  X     No              (2)  Yes  X    No
         ----     ----                  ----      ----

Item 4. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Schvaneveldt & Company, Certified Public Accountants located in Salt Lake City, Utah audited the financial statements of SPM Group, Inc. for the years ended December 31, 1999, 1998, and 1997. Darrell Schvaneveldt, principle of Schvaneveldt & Company, passed away September 8, 2000. As a result, the Company engaged another auditor for the Company, Crouch & Bierwolf & Associates as of October 30, 2000.

The decision to change accountants was approved by the board of directors.

There were no disagreements between the Company and Schvaneveldt & Company, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

The Reports of Schvaneveldt & Company for the years 1999, 1998 and 1997 did not contain any adverse opinions or disclaimers of opinion, but noted as to uncertainty, audit scope or accounting principles as follows:

The last paragraph of Schvaneveldt & Company's letter to the Board of Directors, dated March 29, 2000 states "As discussed in Note #5 to the financial statements, the Company has an accumulated deficit and a negative net worth at December 31, 1999, 1998 and 1997. These factors raise substantial doubt about the Company's ability to continue as a going concern."

Management did not consult Crouch & Bierwolf & Associates regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered, nor concerning any matter that was the subject of any disagreement or event.

As a result of Mr. Schvaneveldt's death and the fact that Mr. Schvaneveldt was the sole CPA for Schvaneveldt & Company, neither the Company nor Schvaneveldt & Company are able to provide the SEC with the letter from Schvaneveldt & Company required by Item 304(a)(3) of Regulation S-K.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                           SPM Group, Inc.


Date: 11-09-00              By /S/ John Chymboryk
                            President and Director